NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Signs Agreement to Sell Kendall Generating Station

MINNEAPOLIS (September 13, 2004) — NRG Energy, Inc. (NYSE:NRG), has reached an agreement for the sale of its 1,160 megawatt (MW) generating plant in Minooka, Illinois to an affiliate of LS Power Associates, L.P. NRG has the right to reacquire a 40 percent interest in the project within a 10-year period, for a nominal amount.

The transaction will result in the deconsolidation of approximately $450 million in debt from NRG’s consolidated balance sheet. In addition, NRG will receive $1 million in cash proceeds. The transaction is expected to close during the fourth quarter of 2004, subject to completion of conditions precedent, including obtaining necessary lender consents and regulatory approvals. Given NRG’s right to reacquire the 40 percent interest in the project, the transaction will be treated as a partial sale for accounting purposes. NRG expects to record a nonrecurring non cash loss in the third quarter of approximately $22 million as a result of this agreement.

“The sale of Kendall, once completed, will mark another major milestone in our effort to reduce the debt on NRG’s balance sheet, while preserving the strength of our portfolio in our core regions,” said David Crane, NRG’s President and Chief Executive Officer. “With the sale of Kendall, we are nearing the end of our noncore asset divestment initiative enabling us to focus on managing our core assets intensively, implementing further cost control measures and seeking to enhance our ability to supply the load serving entities in our core regions.”

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

LS Power Associates, L.P. is managed by LS Power Development, LLC and is the business successor to LS Power Corporation and LS Power, LLC. LS Power and its predecessors have developed and owned over 5,000 MW of generation capacity with an aggregate cost basis of approximately $2.9 billion..

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the successful consummation of the sale, which is dependent in part on the meeting of certain closing conditions and the timing of the closing, the expected results of the transaction on NRG’s balance sheet, the expected non cash loss which will be recorded in the third quarter and remarks about NRG’s plans and strategy. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that all closing conditions are not met or take longer than anticipated to be met, the expected results of the transaction on NRG’s financials are not met and changes in NRG’s plan or strategy.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www. sec.gov.

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